EXHIBIT 10.2

GENTHERM INCORPORATED

2013 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

PERFORMANCE-BASED GRANT

Gentherm Incorporated, a Michigan corporation (the “Corporation”), as permitted by the Gentherm Incorporated 2013 Equity Incentive Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”), a restricted stock unit (“RSU”) award as described herein, subject to the terms and conditions of the Plan and this Restricted Stock Unit Award Agreement (“Agreement”).

Unless otherwise defined in this Agreement, the terms used in this Agreement have the same meaning as defined in the Plan.

1.    NOTICE OF RESTRICTED STOCK UNIT AWARD.

Participant:

Grant Date:

Number of Target RSUs in Award:

2.    GRANT OF RSU AWARD. The Corporation hereby grants to the Participant, as of the Grant Date, the number of target RSUs described in the table above.

3.    DETERMINATION DATE; VESTING.

(a)    Determination Date. Whether and the extent to which RSUs are earned shall be determined by the Committee within 45 days following the finalization of the calculation of the performance measures as finalized as appropriate by the Chief Financial Officer (or person having similar duties) using financial results audited by an independent registered public accounting firm (the “Determination Date”), where applicable, provided, however, in no event shall the Determination Date be earlier than the third anniversary of the Grant Date.

(b)    Vesting. If the Participant remains continuously employed on a full-time basis with the Corporation or its Subsidiaries from the Grant Date until the end of the applicable Determination Date (the “Normal Vesting Date”), the earned RSUs shall become vested on the Normal Vesting Date.

4.    QUALIFYING TERMINATION PRIOR TO NORMAL VESTING DATE. If at any time prior to the Normal Vesting Date, the Participant’s employment is terminated by the Corporation or a Subsidiary or by the Participant, other than (a) on account of the Participant’s death, (b) on account of the Participant’s “Disability” (as defined below), (c) on account of the Participant’s termination by the Corporation or applicable Subsidiary without “Cause” (as defined in the Offer Letter between the Corporation and the Participant dated as of October 22, 2018 (the “Offer Letter”)), whether or not in connection with a “Change in Control” (as defined in the Offer Letter), or (d) on account of the Participant’s resignation for “Good Reason” (as defined in the Offer Letter), any unvested RSUs shall be forfeited. If the Participant’s employment is terminated on account of any of (a) through (d) above, prior to the Normal Vesting Date, the target performance RSUs shall become vested as of the date of the Participant’s employment termination. The vesting of RSUs under this Section 4 is conditioned upon the Participant (or, in the case of Participant’s death, an executor or administrator of Participant’s estate) signing and delivering to the Corporation, and there becoming irrevocable, within 30 days after the date of such employment termination, a general release of claims (in form and substance reasonably acceptable to the Corporation) by which the Participant releases the Corporation and its affiliated entities and individuals from any claim arising from the Participant’s employment by, and termination of employment with, the Corporation or its Subsidiaries, in consideration for the receipt and vesting of the RSUs. Any RSUs that would have otherwise vested under this Section 4 shall be forfeited if the general release does not become effective and irrevocable on or before the 30th day following such termination of the Participant’s employment.

5.    DISABILITY. “Disability” means the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected either to result in death or to last for an uninterrupted period of not less than twelve (12) months.

6.    FORFEITURE. Upon termination of the Participant’s employment with the Corporation and its Subsidiaries for any reason prior to the Normal Vesting Date, any RSUs that do not become vested upon or after such employment termination in accordance with the terms of this Agreement shall be immediately canceled and forfeited for no consideration at the time of termination of the Participant’s employment. Any RSUs that are outstanding but do not become vested on the Normal Vesting Date in accordance with the terms of this Agreement shall be cancelled and forfeited for no consideration as of the Normal Vesting Date.

7.    SETTLEMENT OF RSUS. Subject to the withholding tax provisions of Section 11 below, within forty five (45) days after the date upon which an RSU becomes vested in accordance with the terms of this Agreement, the Corporation shall issue or transfer to the Participant one share of common stock, no par value, of the Corporation (“Common Stock”) per each RSU; provided, however, if RSUs vest at the time of a Change in Control in accordance with Section 4 hereof, the Corporation shall issue or transfer to the Participant such shares of Common Stock immediately prior to consummation of the Change in Control. In all cases in which RSUs vest in accordance with Section 4, the delivery of Common Stock by the Corporation is conditioned upon the receipt by the Corporation of the general release of claims described in Section 4.

8.    RIGHTS AS SHAREHOLDER. Until and if shares of Common Stock are issued in settlement of vested RSUs, the Participant shall not have any rights of a shareholder (including voting and dividend rights) in respect of the Common Stock underlying the RSUs.

9.    ADJUSTMENTS.

(a)    In the event of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization of or by the Corporation that occurs after the Grant Date and prior to the date of settlement of the RSUs, appropriate adjustments shall be made to the RSUs so that they represent the right to receive upon settlement any and all substituted or additional securities or other property (other than cash dividends) to which the Participant would have been entitled if the Participant had owned, at the time of such stock dividend, stock split, recapitalization, merger, consolidation, or reorganization, the Common Stock that may be issued upon vesting of the RSUs.

(b)    Notwithstanding the attainment of financial results, all RSUs are subject to reduction or elimination by the Committee prior to settlement if financial results are achieved in ways that are considered not in the best interests of the Company’s shareholders or not authorized by the Board or management.

10.    NON-TRANSFERABILITY OF AWARD. Neither the RSUs nor any interest in the RSUs may be transferred, assigned, pledged, hypothecated or borrowed against, except for a transfer under the laws of descent or distribution as a result of the death of the Participant. The terms of the Plan and this Agreement shall be binding upon the Participant’s executors, administrators, heirs, successors and assigns. Any attempt to transfer, assign, pledge, hypothecate or borrow against the RSUs in violation of this Section 10 in any manner shall be null and void and without legal force or effect.

11.    WITHHOLDING OBLIGATIONS. The Participant shall be responsible for all taxes required by law to be withheld by the Corporation or a Subsidiary in respect of the grant, vesting or settlement of the RSUs, and the Corporation may make any arrangements it deems appropriate to ensure payment of any such tax by the Participant. In its Discretion and by way of example and without limitation (i) the Corporation may require the Participant to make a cash payment to the Corporation in an amount equal to any such withholding tax obligation at the time or at any time after such withholding tax obligation is due and payable, (ii) the Corporation may retain and not issue to the Participant that number of shares of Common Stock otherwise issuable upon settlement of vested RSUs which have a then value equal to the amount of any such withholding tax, or (iii) the Corporation or any Subsidiary may collect any such withholding tax by reducing any compensation or other amount otherwise then or thereafter owing by the Corporation or any Subsidiary to the Participant.

12.    THE PLAN; AMENDMENT. This Award is subject in all respects to the terms, conditions, limitations and definitions contained in the Plan, which is incorporated herein by reference. In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Corporation and the Participant. The Corporation shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

13.    RIGHTS OF PARTICIPANT; REGULATORY REQUIREMENTS. Without limiting the generality of any other provision of this Agreement or the Plan, Sections 21 and 22 of the Plan pertaining to the Participant’s rights and certain regulatory requirements are hereby explicitly incorporated into this Agreement.

14.    NOTICES. Notices hereunder shall be mailed or delivered to the Corporation at its principal place of business and shall be mailed or delivered to the Participant at the address on file with the Corporation or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

15.    GOVERNING LAW. This Agreement shall be legally binding and shall be executed and construed and its provisions enforced and administered in accordance with the laws of the State of Michigan, without regard to its choice of law or conflict of law provisions that would cause the application of the laws of any jurisdiction other than the State of Michigan.

16.    TRANSFER OF PERSONAL DATA. The Participant authorizes, agrees and unambiguously consents to the transmission by the Corporation (and its Subsidiaries) of any personal data information related to this Award for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.

17.    BINDING AGREEMENT; ASSIGNMENT. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Corporation and its successors and assigns. The Participant shall not assign (except in accordance with Section 10 hereof) any part of this Agreement without the prior express written consent of the Corporation.

18.    HEADINGS. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

19.    COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

20.    SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

21.    ACQUIRED RIGHTS. The Participant acknowledges and agrees that: (a) the Corporation may terminate or amend the Plan at any time; (b) the award of the RSUs made under this Agreement is completely independent of any other award or grant and is made in the Discretion of the Corporation; (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) none of the benefits granted under this Agreement are part of the Participant’s ordinary salary or compensation, and shall not be considered as part of such salary or compensation in the event of or for purposes of determining the amount of or entitlement to severance, redundancy or resignation or benefits under any employee benefit plan.

22.    RESTRICTIVE COVENANTS; COMPENSATION RECOVERY. By signing this Agreement, the Participant acknowledges and agrees that this Award or any Award previously granted to Participant by the Corporation or a Subsidiary shall be subject to forfeiture as a result of the Participant’s violation of any agreement with the Corporation regarding non-competition, non-solicitation, confidentiality, inventions and/or other restrictive covenants (the “Restricted Covenant Agreements”). For avoidance of doubt, compensation recovery rights to shares of Common Stock (including such shares acquired under previously granted equity awards) shall extend to the proceeds realized by the Participant due to the sale or other transfer of such shares. The Participant’s prior execution of the Restricted Covenant Agreements was a material inducement for the Corporation’s grant of this Award.

23.    CODE SECTION 409A.    It is intended that this Award be exempt from or comply with Section 409A of the Code and this Agreement shall be interpreted and administered in a manner which effectuates such intent; provided, however, that in no event shall the Corporation or any Subsidiary be liable for any additional tax, interest or penalty imposed upon or other damage suffered by the Participant on account of this Award being subject to but not in compliance with Section 409A of the Code.

SIGNATURE PAGE FOLLOWS

GENTHERM INCORPORATED

By:

Name:

Title:

Dated:

PARTICIPANT ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS RESTRICTED STOCK UNIT AWARD AGREEMENT, NOR IN THE CORPORATION’S 2013 EQUITY INCENTIVE PLAN, WHICH IS INCORPORATED INTO THIS AGREEMENT BY REFERENCE, CONFERS ON PARTICIPANT ANY RIGHT WITH RESPECT TO CONTINUATION AS AN EMPLOYEE OF THE CORPORATION OR ANY PARENT OR ANY SUBSIDIARY OR AFFILIATE OF THE CORPORATION, NOR INTERFERES IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE CORPORATION’S RIGHT TO TERMINATE PARTICIPANT’S EMPLOYMENT WITH THE CORPORATION OR ANY PARENT OR ANY SUBSIDIARY OR AFFILIATE OF THE CORPORATION AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.

BY ACCEPTING THIS AGREEMENT, PARTICIPANT ACKNOWLEDGES RECEIPT OF A COPY OF THE PLAN AND REPRESENTS THAT THE PARTICIPANT IS FAMILIAR WITH THE TERMS AND PROVISIONS OF THE PLAN. PARTICIPANT ACCEPTS THE RESTRICTED STOCK UNITS SUBJECT TO ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. PARTICIPANT HAS REVIEWED THE PLAN AND THIS AGREEMENT IN THEIR ENTIRETY. PARTICIPANT AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AGREEMENT.

By:

Name:

Dated:

5